EXHIBIT 99.1

Vanguard Reports Third Quarter Results

NASHVILLE, Tenn. – May 12, 2008 -- Vanguard Health Systems, Inc. (“Vanguard”) today announced results for the third quarter ended March 31, 2008.

Total revenues for the quarter ended March 31, 2008 were $725.6 million, an increase of $52.6 million or 7.8% from the prior year quarter. Patient service revenues and health plan premium revenues increased $33.1 million and $19.5 million, respectively, from the prior year quarter. The quarter over quarter increase in patient service revenues was primarily attributable to a 2.7% increase in hospital adjusted discharges from continuing operations and a 1.9% increase in patient revenue per adjusted hospital discharge from continuing operations during the current year quarter compared to the prior year quarter. Revenues during the prior year quarter were positively impacted by Texas upper payment limit (“UPL”) revenues of $15.6 million that related to services provided during fiscal quarters prior to March 31, 2007. Patient revenue per adjusted hospital discharge from continuing operations would have increased 4.9% quarter over quarter absent the $15.6 million Texas UPL revenues recorded during the prior year quarter, which were not recorded during the current year quarter. The quarter over quarter increase in health plan premium revenues was primarily attributable to an increase in average membership and reimbursement rates for our managed Medicaid health plan in Phoenix, Arizona during the current year quarter compared to the prior year quarter.

For the quarter ended March 31, 2008, Vanguard’s income from continuing operations decreased to $7.5 million from $10.1 million during the prior year quarter. Salaries and benefits as a percentage of total revenues increased from 40.3% during the prior year quarter to 41.1% during the current year quarter. The prior year quarter ratio was unusually low primarily due to the impact of the $15.6 million of Texas UPL revenues described above. In addition, our physician employment initiatives, including related corporate overhead resources, contributed to the quarter over quarter increase in salaries and benefits as a percentage of total revenues. Supplies as a percentage of total revenues decreased to 15.5% during the current year quarter compared to 16.0% during the prior year quarter primarily as a result of certain of our corporate supply chain initiatives. The combined provision for doubtful accounts and charity care as a percentage of patient service revenues was 12.6% during the current year quarter compared to 11.6% during the prior year quarter. We attribute this increase primarily to the continued growth of underinsured patients, utilization shifts from the traditional Medicare program to managed Medicare plans and the increasing difficulties in collecting outstanding receivables from uninsured patients. Net income for the quarter ended March 31, 2008 was $6.5 million compared to $3.3 million during the prior year quarter.

Adjusted EBITDA was $75.1 million for the quarter ended March 31, 2008, an increase of $0.9 million or 1.2% from the prior year quarter. Adjusted EBITDA during the prior year quarter was positively impacted by $12.8 million related to the Texas UPL program ($9.8 million of which related to services provided in fiscal quarters prior to March 31, 2007). The Texas UPL program did not significantly impact Adjusted EBITDA during the current year quarter. A reconciliation of Adjusted EBITDA to net income as determined in accordance with generally accepted accounting principles for the quarters ended March 31, 2007 and 2008 is included in the attached supplemental financial information.

The consolidated operating results for the quarter ended March 31, 2008 reflect a 2.7% increase in both discharges from continuing operations and hospital adjusted discharges from continuing operations compared to the prior year quarter. We continue to experience increased admissions through our hospital emergency rooms, while elective admissions remain weak due to multiple factors. Emergency room visits from continuing operations increased 3.3% quarter over quarter. Outpatient surgeries and inpatient surgeries from continuing operations decreased 5.5% and 1.2%, respectively, quarter over quarter primarily due to the elimination of certain unprofitable service lines and intense competition from outpatient facilities and other hospitals.

Total revenues for the nine months ended March 31, 2008 were $2,074.1 million, an increase of $144.5 million or 7.5% from the prior year period.  Patient service revenues and health plan premium revenues increased $106.9 million and $37.6 million, respectively, from the prior year period. Patient service revenues for the nine months ended March 31, 2008 were positively impacted by a 1.8% increase in hospital adjusted discharges from continuing operations and a 4.0% increase in patient revenue per adjusted hospital discharge from continuing operations compared to the prior year period. Patient revenue per adjusted hospital discharge from continuing operations would have increased 4.8% period over period absent the $11.8 million Texas UPL revenues recorded during the prior year period that related to services provided in previous fiscal years. Health plan premium revenues increased 12.7% period over period primarily due to an increase in average membership and reimbursement rates for our managed Medicaid health plan in Phoenix, Arizona.

For the nine months ended March 31, 2008, Vanguard had income from continuing operations of $0.4 million compared to a loss from continuing operations of $107.4 million during the prior year period. The prior year period loss from continuing operations primarily resulted from the previously disclosed impairment loss related to our Chicago hospitals recognized during December 2006. Salaries and benefits as a percentage of total revenues and supplies as a percentage of total revenues both decreased period over period. The combined provision for doubtful accounts and charity care as a percentage of patient service revenues increased from 12.0% for the prior year period to 12.6% for the current year period primarily due to our implementation of a new allowance for bad debts policy effective July 1, 2007 that more quickly recognizes uncollectible accounts associated with uninsured or underinsured patients and updated information obtained from our quarterly bad debt hindsight calculations. Net income for the nine months ended March 31, 2008 was $0.1 million compared to a $123.1 million net loss during the prior year period.

Adjusted EBITDA was $200.1 million for the nine months ended March 31, 2008, an increase of $13.3 million or 7.1% from the prior year period. Adjusted EBITDA during the prior year period was positively impacted by $12.8 million related to the Texas UPL program ($6.0 million of which related to services provided in fiscal years prior to 2007). The Texas UPL program did not significantly impact Adjusted EBITDA during the current year period. A reconciliation of Adjusted EBITDA to net income (loss) as determined in accordance with generally accepted accounting principles for the nine-month periods ended March 31, 2007 and 2008 is included in the attached supplemental financial information.

The consolidated operating results for the nine months ended March 31, 2008 reflect a 1.4% increase in discharges from continuing operations and a 1.8% increase in hospital adjusted discharges from continuing operations compared to the prior year period. Emergency room visits from continuing operations increased 3.1% period over period. Outpatient surgeries and inpatient surgeries from continuing operations decreased 4.9% and 1.0%, respectively, period over period.

Cash flows from operating activities were $125.4 million for the nine months ended March 31, 2008, an increase of $45.7 million from the prior year period. The increase was primarily attributable to improved operating results during the current year period, weaker than normal cash collections during the prior year period partly due to the Texas UPL revenues recorded during the prior year period that were not collected until April 2007, a decrease in payments of accounts payable and other liabilities during the current year period compared to the prior year period and the timing of collections of other receivables.

“We are extremely pleased with our third quarter operating results,” commented Charles N. Martin, Jr., Chairman and Chief Executive Officer. “While many industry challenges persist, the early success of our clinical quality and service expansion initiatives has set the foundation for future growth. We expect to continue to invest heavily in physician and nurse recruiting and retention initiatives to achieve our mission of providing quality and efficient healthcare services focused on the needs of our patients.”

Vanguard will host a conference call for investors at 11:00 am EDT on May 13, 2008.  All interested investors are invited to access a live audio broadcast of the call, via webcast.  The live webcast can be accessed on the home page of Vanguard’s Web site at www.vanguardhealth.com by clicking on Third Quarter Webcast or at http://visualwebcaster.com/event.asp?id=47800.  If you are unable to participate during the live webcast, the call will be available on a replay basis on Vanguard’s Web site www.vanguardhealth.com.  To access the replay, click on Third Quarter Webcast on Vanguard’s home page or later on the Latest News link on the Investor Relations page of www.vanguardhealth.com.

Vanguard owns and operates 15 acute care hospitals and complementary facilities and services in Chicago, Illinois; Phoenix, Arizona; San Antonio, Texas; and Massachusetts. Vanguard’s strategy is to develop locally branded, comprehensive healthcare delivery networks in urban markets. Vanguard will pursue acquisitions where there are opportunities to partner with leading delivery systems in new urban markets. Upon acquiring a facility or network of facilities, Vanguard implements strategic and operational improvement initiatives including improving quality of care, expanding services, strengthening relationships with physicians and managed care organizations, recruiting new physicians and upgrading information systems and other capital equipment. These strategies improve quality and network coverage in a cost effective and accessible manner for the communities we serve.

This press release contains forward-looking statements within the meaning of the federal securities laws, which are intended to be covered by the safe harbors created thereby. These forward-looking statements include all statements that are not historical statements of fact and those statements regarding Vanguard’s intent, belief or expectations. Do not rely on any forward-looking statements as such statements are subject to numerous factors, risks and uncertainties that could cause Vanguard’s actual outcomes, results, or performance to be materially different from those projected. These factors, risks and uncertainties include, among others, Vanguard’s high degree of leverage and interest rate risk; Vanguard’s ability to incur substantially more debt; operating and financial restrictions in Vanguard’s debt agreements; Vanguard’s ability to successfully implement its business strategies; Vanguard’s ability to successfully integrate its recent and any future acquisitions; the highly competitive nature of the healthcare business; governmental regulation of the industry including Medicare and Medicaid reimbursement levels; changes in Federal, state or local regulation affecting the healthcare industry; the possible enactment of Federal or state healthcare reform; pressures to contain costs by managed care organizations and other insurers and Vanguard’s ability to negotiate acceptable terms with these third party payers; the ability to attract and retain qualified management and personnel, including physicians and nurses; claims and legal actions relating to professional liabilities or other matters; changes in general economic conditions; Vanguard’s exposure to the increased amounts of and collection risks associated with uninsured accounts and the co-pay and deductible portions of insured accounts; Vanguard’s ability to maintain or increase patient membership and control costs of its managed healthcare plans;  the availability and terms of capital to fund the expansion of Vanguard’s business; the geographic concentration of Vanguard’s operations; the technological and pharmaceutical improvements that increase the cost of providing healthcare services or reduce the demand for such services; the timeliness of reimbursement payments received under government programs; the potential adverse impact of known and unknown government investigations; and those factors, risks and uncertainties detailed in Vanguard’s filings from time to time with the Securities and Exchange Commission, including, among others, Vanguard’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

Although Vanguard believes that the assumptions underlying the forward-looking statements contained in this press release are reasonable, any of these assumptions could prove to be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.  In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by Vanguard that its objectives and plans anticipated by the forward-looking statements will occur or be achieved, or if any of them do, what impact they will have on Vanguard’s results of operations and financial condition.  Vanguard undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions)

	Three months ended March 31,

	2007		2008

Patient service revenues	$574.8	85.4%	$607.9	83.8%
Premium revenues	98.2	14.6	117.7	16.2

Total revenues	673.0	100.0	725.6	100.0

Costs and Expenses:
Salaries and benefits (includes stock compensation of $(0.1) and $0.9, respectively)	271.5	40.3	297.9	41.1
Supplies	107.9	16.0	112.9	15.5
Medical claims expense	73.1	10.9	84.9	11.7
Provision for doubtful accounts	45.8	6.8	53.1	7.3
Purchased services	39.0	5.8	39.6	5.4
Rents and leases	9.6	1.4	10.7	1.5
Other operating expenses	51.8	7.7	52.3	7.2
Depreciation and amortization	29.1	4.3	31.6	4.4
Interest, net	31.3	4.7	29.4	4.1
Other	(2.3)	(0.3)	2.2	0.3

Total costs and expenses	656.8	97.6	714.6	98.5

Income from continuing operations before income taxes	16.2	2.4	11.0	1.5
Income tax expense	6.1	0.9	3.5	0.5

Income from continuing operations	10.1	1.5	7.5	1.0
Loss from discontinued operations, net of taxes	(6.8)	(1.0)	(1.0)	(0.1)

Net income	$3.3	0.5%	$6.5	0.9%

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions)

	Nine months ended March 31,

	2007		2008

Patient service revenues	$1,633.5	84.7%	$1,740.4	83.9%
Premium revenues	296.1	15.3	333.7	16.1

Total revenues	1,929.6	100.0	2,074.1	100.0

Costs and Expenses:
Salaries and benefits (includes stock compensation of $0.7 and $1.9, respectively)	796.5	41.3	851.6	41.1
Supplies	313.4	16.2	323.2	15.6
Medical claims expense	220.3	11.4	242.9	11.7
Provision for doubtful accounts	129.5	6.7	156.2	7.5
Purchased services	108.9	5.6	111.7	5.4
Rents and leases	27.8	1.5	30.7	1.5
Other operating expenses	147.1	7.6	159.6	7.7
Depreciation and amortization	86.3	4.5	96.8	4.7
Interest, net	92.6	4.8	93.4	4.5
Impairment loss	123.8	6.4	–	0.0
Other	1.2	0.1	7.6	0.3

Total costs and expenses	2,047.4	106.1	2,073.7	100.0

Income (loss) from continuing operations before income taxes	(117.8)	(6.1)	0.4	0.0
Income tax benefit	(10.4)	0.5	–	0.0

Income (loss) from continuing operations	(107.4)	(5.6)	0.4	0.0
Loss from discontinued operations, net of taxes	(15.7)	(0.8)	(0.3)	0.0

Net income (loss)	$(123.1)	(6.4)%	$0.1	0.0%

VANGUARD HEALTH SYSTEMS, INC.
Supplemental Financial Information (Unaudited)
Reconciliation of Adjusted EBITDA to Net Income (Loss)
(In millions)

	Three months ended March 31,		Nine months ended March 31,

	2007	2008	2007	2008

Net income (loss)	$3.3	$6.5	$(123.1)	$0.1
Interest, net	31.3	29.4	92.6	93.4
Income tax expense (benefit)	6.1	3.5	(10.4)	–
Depreciation and amortization	29.1	31.6	86.3	96.8
Minority interests	0.6	0.6	2.0	2.3
Loss (gain) on disposal of assets	(3.9)	0.6	(3.9)	0.8
Equity method income	(0.3)	(0.3)	(0.8)	(0.5)
Stock compensation	(0.1)	0.9	0.7	1.9
Monitoring fees and expenses	1.3	1.3	3.9	5.0
Impairment loss	–	–	123.8	–
Discontinued operations, net of taxes	6.8	1.0	15.7	0.3

Adjusted EBITDA (a)	$74.2	$75.1	$186.8	$200.1

(a)

Adjusted EBITDA is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization, minority interests, gain or loss on the disposal of assets, equity method income, stock compensation, monitoring fees and expenses, impairment loss and discontinued operations, net of taxes.  Adjusted EBITDA is not intended as a substitute for net income (loss), operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States.  Due to varying methods of calculation, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidated Balance Sheets
(In millions)

		(Unaudited)
	June 30, 2007	March 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$120.1	$132.0
Restricted cash	6.2	2.4
Marketable securities	–	30.0
Accounts receivable, net of allowance for uncollectible accounts of approximately $113.2 and $117.5 at June 30, 2007 and March 31, 2008, respectively	287.3	319.1
Inventories	46.8	48.4
Prepaid expenses and other current assets	57.7	72.5

Total current assets	518.1	604.4

Property, plant and equipment, net	1,186.6	1,161.1
Goodwill	689.2	689.2
Intangible assets, net	68.0	63.6
Investments in unconsolidated subsidiaries	7.3	6.1
Other assets	62.2	52.6

Total assets	$2,531.4	$2,577.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$144.1	$164.8
Accrued salaries and benefits	75.0	79.8
Accrued health claims	61.4	53.6
Accrued interest	13.4	26.1
Other accrued expenses and current liabilities	59.8	58.3
Current maturities of long-term debt	8.0	8.0

Total current liabilities	361.7	390.6
Minority interests in equity of consolidated entities	9.3	9.1
Other liabilities	82.3	89.0
Long-term debt, less current maturities	1,520.7	1,526.3
Commitments and contingencies

Stockholders’ equity:
Common Stock	–	–
Additional paid-in capital	644.6	646.5
Retained deficit	(87.2)	(84.5)

Total liabilities and stockholders’ equity	$2,531.4	$2,577.0

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Nine months ended March 31,

	2007	2008

Operating activities:
Net income (loss)	$(123.1)	$0.1
Adjustments to reconcile net income (loss) to net cash from operating activities:
Loss from discontinued operations	15.7	0.3
Depreciation and amortization	86.3	96.8
Provision for doubtful accounts	129.5	156.2
Deferred income taxes	(12.6)	(3.3)
Amortization of loan costs	3.3	3.6
Accretion of principal on senior discount notes	12.9	14.4
Loss (gain) on disposal of assets	(3.9)	0.8
Stock compensation	0.7	1.9
Impairment loss	123.8	–
Changes in operating assets and liabilities from continuing operations:
Accounts receivable	(167.2)	(193.6)
Inventories	(1.7)	(2.4)
Prepaid expenses and other current assets	(32.6)	(1.1)
Accounts payable	2.2	22.1
Accrued expenses and other liabilities	43.2	27.6

Net cash provided by operating activities – continuing operations	76.5	123.4
Net cash provided by operating activities – discontinued operations	3.2	2.0

Net cash provided by operating activities	79.7	125.4
Investing activities:
Capital expenditures	(119.1)	(80.9)
Acquisitions	–	(0.2)
Purchases of investments in auction rate securities	(90.0)	(90.0)
Sales of investments in auction rate securities	90.0	60.0
Other	9.7	0.7

Net cash used in investing activities – continuing operations	(109.4)	(110.4)
Net cash provided by investing activities – discontinued operations	35.2	2.8

Net cash used in investing activities	(74.2)	(107.6)
Financing activities:
Payments of long-term debt and capital leases	(6.2)	(5.9)
Proceeds from joint venture partner contributions	0.1	–
Proceeds from stock option exercises	0.2	0.2
Payments to retire stock and stock options	(0.4)	(0.2)

Net cash used in financing activities	(6.3)	(5.9)

Net increase (decrease) in cash and cash equivalents	(0.8)	11.9
Cash and cash equivalents, beginning of period	123.6	120.1

Cash and cash equivalents, end of period	$122.8	$132.0

Net cash paid for interest	$68.4	$63.5

Net cash paid for income taxes	$0.6	$0.6

VANGUARD HEALTH SYSTEMS, INC.
Selected Operating Statistics – Continuing Operations
(Unaudited)

	Three months ended March 31,

	2007	2008	% Change

Number of hospitals at end of period	15	15
Licensed beds at end of period	4,146	4,140
Discharges	42,696	43,848	2.7%
Adjusted discharges-hospitals	66,666	68,468	2.7%
Average length of stay	4.42	4.46	0.9%
Patient days	188,608	195,317	3.6%
Adjusted patient days-hospitals	294,494	305,033	3.6%
Patient revenue per adjusted discharge-hospitals	$8,160	$8,318	1.9%
Inpatient surgeries	9,475	9,366	(1.2)%
Outpatient surgeries	19,389	18,321	(5.5)%
Emergency room visits	148,240	153,186	3.3%

Charity care as a percent of patient
service revenues	3.6%	3.9%

Provision for doubtful accounts as a percent
of patient service revenues	8.0%	8.7%

Net patient revenue payer mix:
Medicare	26.4%	26.5%
Medicaid	9.9%	6.5%
Managed Medicare	12.2%	14.7%
Managed Medicaid	7.8%	7.4%
Managed care	31.8%	35.6%
Commercial	2.4%	1.0%
Self pay	9.5%	8.3%

Total	100.0%	100.0%

VANGUARD HEALTH SYSTEMS, INC.
Selected Operating Statistics – Continuing Operations
(Unaudited)

	Nine months ended March 31,

	2007	2008	% Change

Number of hospitals at end of period	15	15
Licensed beds at end of period	4,146	4,140
Discharges	125,376	127,171	1.4%
Adjusted discharges-hospitals	198,445	201,988	1.8%
Average length of stay	4.33	4.35	0.5%
Patient days	542,826	553,662	2.0%
Adjusted patient days-hospitals	859,184	879,393	2.4%
Patient revenue per adjusted discharge-hospitals	$7,777	$8,090	4.0%
Inpatient surgeries	27,767	27,483	(1.0)%
Outpatient surgeries	57,335	54,535	(4.9)%
Emergency room visits	429,959	443,407	3.1%

Charity care as a percent of patient
service revenues	4.1%	3.6%

Provision for doubtful accounts as a percent
of patient service revenues	7.9%	9.0%

Net patient revenue payer mix:
Medicare	26.1%	26.1%
Medicaid	9.2%	7.7%
Managed Medicare	12.6%	14.0%
Managed Medicaid	7.4%	7.5%
Managed care	31.7%	34.9%
Commercial	3.6%	1.1%
Self pay	9.4%	8.7%

Total	100.0%	100.0%

Contact: Vanguard Health Systems, Inc.
                Aaron Broad, Director Investor Relations
                (615) 665-6131